EXHIBIT 99.1
                                 ------------

                 Computational Materials prepared by Deutsche.




                        Deutsche Bank Securities [LOGO]

                                  RAST 04-A6
                       15 Year Alt-A Fixed Rate Product
                            Collateral Description


------------------------------------------------------------------------------
Product                                       Alt-A 15 year Fixed
Amount                                               $196,000,000  +/- 5%
Settle                                              June 30, 2004

Gross WAC                                                  5.350%  +/- 10 bps
Servicing Fee                                              25 bps  (Est.)
WAM                                                           172  +/- 2

Weighted Average LTV                                        65.0%  +/-
Average Loan Size                                        $450,000  +/- 15.0%

SF/PUD                                                      75.0%  (Min.)
Second Home                                                 10.0%  +/-
Investment Property                                         10.0%  +/-

Full/Alt Doc                                                35.0%  +/-
Cash Out                                                    45.0%  +/-

FICO                                                          720  +/-


State Concentration                                55% California  (Max.)

Delivery Variance                                   Plus/Minus 5%

Subordination                                                2.0%  +/-

Expected Rating Agencies                                   2 of 3
------------------------------------------------------------------------------



------------------------------------------------------------------------------
This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the "material"), was prepared solely by the Underwriter(s), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee's legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. Prospective investors are advised to read carefully, and should rely solely on, the final prospectus and prospectus supplement (the "Final Prospectus") related to the securities (the "Securities") in making their investment decisions. This material does not include all relevant information relating to the Securities described herein, particularly with respect to the risk and special considerations associated with an investment in the Securities. All information contained herein is preliminary and it is anticipated that such information will change. Any information contained herein will be more fully described in, and will be fully superseded by the preliminary prospectus supplement, if applicable, and the Final Prospectus. Although the information contained in the material is based on sources the Underwriter(s) believe(s) to be reliable, the Underwriter(s) make(s) no representation or warranty that such information is accurate or complete. Such information should not be viewed as projections, forecasts, predictions, or opinions with respect to value. Prior to making any investment decision, a prospective investor shall receive and fully review the Final Prospectus. NOTHING HEREIN SHOULD BE CONSIDERED AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. The Underwriter(s) may hold long or short positions in or buy and sell Securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

------------------------------------------------------------------------------

                                      6